Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (202) 483-7000

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS

FIRST QUARTER 2008 FINANCIAL RESULTS

•  Record Total Revenues of $62.0 Million, Up 55 Percent over First Quarter 2007

•  First Quarter EPS of $0.51 per Basic Share, or $0.47 per Diluted Share

•  First Quarter Earnings Before Non-Cash Charges of $1.13 per Basic Share, or $1.05 per Diluted Share

Silver Spring, MD, May 1, 2008:  United Therapeutics Corporation (NASDAQ: UTHR) today announced its results of operations for the quarter ended March 31, 2008.

Total revenues for the first quarter of 2008 were $62.0 million, up 55% from $40.2 million for the first quarter of 2007.  Net income for the first quarter of 2008 was $11.4 million, or $0.51 per basic share as compared to a net loss of $2.8 million, or $(0.13) per basic share, for the first quarter of 2007.  Earnings before non-cash charges, which measures GAAP earnings before non-cash income taxes, depreciation, amortization and stock option expenses, were $25.2 million for the first quarter of 2008, up 102% from $12.5 million for the first quarter of 2007.  Gross margins from sales were $54.5 million in the first quarter of 2008, up 52% from $35.8 million in the first quarter of 2007.  The increases in revenues and gross margins resulted primarily from growth in sales of our lead product, Remodulin.

“We are very pleased that our revenues and earnings before non-cash charges for the first quarter of 2008 increased substantially over the same quarter in 2007,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “This indicates continued strong growth in physician and patient appreciation of Remodulin, our version of the natural vasoactive molecule prostacyclin, administered intravenously and subcutaneously.”

Research and Development Expenses

Research and development expenses consist primarily of salaries and related expenses, costs to acquire pharmaceutical products and product rights for development, and amounts paid to contract research organizations, hospitals and laboratories for the provision of services and materials for drug development and clinical trials.  The table below summarizes research and development expenses by major project and non-project components (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2008	2007	Change
Program:
Cardiovascular	$14,485	$9,781	48.1%
Cancer	922	2,891	(68.1)%
Infectious disease	265	145	82.8%
Stock option	3,267	2,572	27.0%
R&D expense from issuance of common stock	—	11,013	N/A
Other	2,137	1,712	24.8%
Total research and development expenses	$21,076	$28,114	(25.0)%

The increase in cardiovascular expenses in the first quarter of 2008 as compared to the first quarter of 2007 was primarily due to an increase in expenses of approximately $1.2 million and $2.6 million, related to our oral and inhaled treprostinil programs, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries, travel, office, insurance, professional fees, provision for doubtful accounts receivable, depreciation and amortization.  The table below summarizes selling, general and administrative expenses by major categories (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2008	2007	Change
Category:
General and administrative	$8,839	$7,640	15.7%
Sales and marketing	6,884	4,702	46.4%
Stock option	3,608	2,822	27.9%
Total selling, general and administrative expenses	$19,331	$15,164	27.5%

The increase in both general and administrative and sales and marketing expenses in the first quarter of 2008 were due primarily to increased salaries and related expenses from headcount growth to support our expanding operations.

Income tax expense totaling $6.6 million was reported in the first quarter of 2008, as compared to a tax benefit of $1.4 million in the first quarter of 2007.  The tax benefit was the result of the loss incurred during the quarter.  We do not anticipate paying significant federal income taxes for 2008 due to the availability of approximately $32.5 million of net operating loss carryforwards and approximately $71.5 million of research tax credits.

Earnings Before Non-Cash Charges Calculation

The following table provides a reconciliation of net income (loss) and earnings before non-cash charges for the three-month periods ending March 31, 2008 and 2007, respectively (in thousands, except per share data):

	Three Months Ended March 31,
	2008	2007

Net income (loss), as reported	$11,403	$(2,781)
Add (subtract) back:
Income tax expense (benefit)	6,554	(1,567)
Non-recurring expense	—	11,013
Depreciation and amortization	974	825
Stock option expense	6,292	4,994
Earnings before non-cash charges	$25,223	$12,484

Earnings before non-cash charges per share (1):
Basic	$1.13	$0.59
Diluted (2)	$1.05	$0.56

(1)

Calculated by dividing earnings before non-cash charges by the weighted average of shares outstanding, as reported below, except for diluted earnings before non-cash charges per share for the three months ended March 31, 2007.

(2)

The weighted average dilutive shares used in the calculation for the three months ended March 31, 2007, were 22.4 million. This includes 1.1 million shares that were anti-dilutive and not included in the diluted earnings per share for such period in our consolidated statements of operations because we reported a net loss for such period.

Conference Call

United Therapeutics will host a half-hour teleconference on Thursday, May 1, 2008, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international callers dialing 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 43964006.  The conference call is also being webcast and can be accessed via United Therapeutics’ website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Non-GAAP Financial Information

This press release contains certain financial measures that do not comply with GAAP, but which measures supplement our financial results prepared in accordance with GAAP.

We use earnings before non-cash charges, a non-GAAP measure, internally for operating, budgeting and financial planning purposes and as a metric to determine the efficiency of our operations.  We believe our investors’ understanding of our performance is enhanced by disclosing this measure. The presentation of these non-GAAP financial measures is not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our expectations and intentions regarding the payment of federal and state income taxes for 2008, the generation of taxable income, the availability and utilization of net operating loss carryforwards to reduce taxable income, and the availability, creation and utilization of research tax credits to pay income taxes that are based on our current beliefs and expectations as to future outcomes.  These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, which could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.  We are providing this information as of May 1, 2008, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Remodulin is a registered trademark of United Therapeutics Corporation. [uthr-g]

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Revenues:
Net product sales	$59,153	$38,407
Service sales	2,227	1,762
Distributor fees	667	—
Total revenues	62,047	40,169
Operating expenses:
Research and development	21,076	28,114
Selling, general and administrative	19,331	15,164
Cost of product sales	6,175	3,815
Cost of service sales	711	581
Total operating expenses	47,293	47,674
Income (loss) from operations	14,754	(7,505)
Other income (expense):
Interest income	3,716	4,045
Interest expense	(108)	(711)
Equity loss in affiliate	(113)	(114)
Other, net	(292)	59
Total other income, net	3,203	3,279
Income (loss) before income tax	17,957	(4,226)
Income tax (expense) benefit	(6,554)	1,445
Net income (loss)	$11,403	$(2,781)
Net income (loss) per common share:
Basic	$0.51	$(0.13)
Diluted	$0.47	$(0.13)
Weighted average number of common shares outstanding:
Basic	22,333	21,303
Diluted	24,076	21,303

CONSOLIDATED BALANCE SHEET DATA
As of March 31, 2008
(In thousands)
(Unaudited)

Cash, cash equivalents and marketable investments (excluding restricted amounts of $44,798)	$333,260
Total assets	$638,064
Total liabilities	$300,749
Total stockholders’ equity	$326,433